Exhibit 99.1

UNITED STATES CELLULAR CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

For the Year Ended December 31

(Dollars in thousands)	2009	2008	2007	2006	2005

EARNINGS:
Income before income taxes(1)	$344,586	$65,683	$530,928	$310,881	$258,717
Add (deduct):
Equity in earnings of unconsolidated entities	(96,800)	(91,981)	(90,033)	(93,119)	(66,719)
Distributions from unconsolidated entities	91,105	91,845	86,873	77,835	52,112
Amortization of capitalized interest	320	—	—	—	—
Income attributable to noncontrolling interests in subsidiaries that do not have fixed charges	(22,663)	(26,131)	(23,481)	(15,999)	(12,478)
	$316,548	$39,416	$504,287	$279,598	$231,632
Add fixed charges:
Consolidated interest expense(2)	78,199	78,535	85,408	94,000	84,996
Interest portion (1/3) of consolidated rent expense	41,305	37,254	35,208	30,482	29,938
	$436,052	$155,205	$624,903	$404,080	$346,566

FIXED CHARGES:
Consolidated interest expense(2)	78,199	78,535	$85,408	$94,000	$84,996
Capitalized interest	1,647	2,805	—	—	—
Interest portion (1/3) of consolidated rent expense	41,305	37,254	35,208	30,482	29,938
	$121,151	$118,594	$120,616	$124,482	$114,934

RATIO OF EARNINGS TO FIXED CHARGES	3.60	1.31	5.18	3.25	3.02

(1)               Includes non-cash charges related to losses on impairments as follows: 2009: $14.0 million; 2008: $386.7 million; 2007: $24.9 million.

Includes fair value adjustment of derivative instruments and gain on disposition of investments as follows: 2008: $16.6 million; 2007: $132.6 million; 2006: $7.4 million; 2005: $38.8 million.

(2)               Interest expense on income tax contingencies is not included in fixed charges.